Exhibit 10.1
SECOND AMENDMENT TO CREDIT AGREEMENT
     THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of Februar 12, 2008, is by and among SUNAIR SERVICES CORPORATION (f/k/a SUNAIR ELECTRONICS, INC., a Florida corporation (the “Borrower”), each of those subsidiaries of the Borrower party hereto (each a “Guarantor”, and collectively, the “Guarantors”), the several banks and other financial institutions (the “Lenders”) from time to time party to the Credit Agreement (defined below) and WACHOVIA BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders (the “Agent”).
RECITALS
     A. The Borrower, the Guarantors, the Lenders and the Agent have entered into that certain Credit Agreement, dated as of June 7, 2005, as amended by that certain First Amendment to Credit Agreement dated May 14, 2007 (as amended, supplemented or otherwise modified, the “Credit Agreement”).
     B. The Borrower, the Guarantors, the Lenders and the Agent have agreed to modify the Credit Agreement as follows:
     NOW, THEREFORE, the parties hereto agree as follows:
     1. The Credit Agreement is hereby amended as follows:
     (a) Section 1.1 is hereby amended by amending in their entirety the following definitions so that such definitions now read as follows:
     “Applicable Percentage” shall mean, for any day, five percent (5%).
     “Consolidated EBITDA” shall mean, for any applicable period of computation, (a) Consolidated Net Income for such period plus (b) the sum of the following to the extent deducted in calculating Consolidated Net Income: (i) Consolidated Interest Expense for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period, (iii) depreciation and amortization expense for such period, (iv) other non-cash expenses of the Borrower and its Subsidiaries, including, but not limited to, stock based compensation, equity based compensation, bad debt reserves, goodwill impairment and any other non-cash expenses reflected on the Borrower’s financial statements, and (v) after October 1, 2007, any accrued but unpaid management fees due to RPC Financial Advisors, LLC; provided, however, any such management fees that are actually paid shall be deducted from the Consolidated EBITDA during the period paid.
     “Funded Debt” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, including, without limitation, all Indebtedness of Borrower to any Seller that is not

Subordinated Debt, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) the principal portion of obligations of such Person under Capital Leases, (f) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent reimbursed), including, without limitation, all LOC Obligations, (g) all preferred Capital Stock issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking (fund payments, redemption or other acceleration, (h) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, (i) obligations of such Person under non-compete agreements to the extent such obligations have been determined, (j) all obligations of such Person under Hedging Agreements, excluding any portion thereof which would be accounted for as interest expense under GAAP, (k) all Indebtedness of others of the type described in clauses (a) through (j) hereof secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (l) all Guaranty Obligations of such Person with respect to Indebtedness of another Person of the type described in clauses (a) through (j) hereof, and (m) all Indebtedness of the type described in clauses (a) through (j) hereof of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer; provided, however, that Funded Debt shall not include Indebtedness among the Credit Parties.
     “Revolving Commitment Termination Date” shall mean January 7, 2009.
     (b) Section 2.1(a) is amended in its entirety so that such Section now reads as follows:
     (a) Revolving Commitment. During the Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time for the purposes hereinafter set forth; provided, however, that (i) with regard to each Lender individually, the sum of such Lender’s share of outstanding Revolving Loans plus such Lender’s LOC Commitment Percentage of LOC Obligations shall not exceed such Lender’s Revolving Commitment Percentage of the aggregate Revolving Committed Amount, and (ii) with regard to the Lenders collectively, the sum of the aggregate amount of outstanding Revolving Loans plus LOC Obligations shall not exceed the aggregate Revolving Committed Amount then in effect. For purposes hereof, the, aggregate amount available hereunder shall be THIRTEEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($13,500,000) (as such aggregate maximum amount may be reduced from time to time as provided in Section 2.4 including, without limitation, scheduled mandatory reductions and the maintenance of Reserves, the “Revolving Committed Amount”). Revolving Loans may consist of Floating LIBOR Rate Loans or Fixed LIBOR Rate Loans, or a combination thereof, as the Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof; provided, however, the Revolving Loans made on the Closing Date or on either of the two Business Days immediately following the Closing Date may only consist of Floating LIBOR Rate Loans. Fixed LIBOR Rate Loans shall be made by each Lender at its LIBOR Lending Office and Floating LIBOR Rate Loans at its Domestic Lending Office.
     (c) Section 2.4(b) is amended in its entirety so that such Section now reads as follows:
     (b) Mandatory Reductions. The Revolving Commitment Amount shall be reduced to $12,750,000 on June 30, 2008, and to $11,750,000 on September 30, 2008. In addition, in the event of the disposition of Telecom FL Limited, all cash proceeds resulting from such disposition shall be paid to the Agent and shall be applied to permanently reduce the Revolving Commitment.
     (d) Section 5.9(a) is amended in its entirety so that such Section now reads as follows:
     (a) Leverage Ratio. The Leverage Ratio shall be less than or equal to the following amounts as of the last day of each fiscal quarter ending during the following periods:

Period	Maximum Ratio
Through December 31, 2007	5.68
January 1, 2008 through March 31, 2008	10.50
April 1, 2008 through June 30, 2008	9.63
July 1, 2008 through January 7, 2009	4.22

     (e) Section 5.9(b) is amended in its entirety so that such Section now reads as follows:
     (b) Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio shall be at least the following amounts as of the last day of each fiscal quarter ending during the following periods:

Period	Maximum Ratio
Through December 31, 2007	1.00
January 1, 2008 through March 31, 2008	0.95
April 1, 2008 through June 30, 2008	1.00
July 1, 2008 through January 7, 2009	1.14

     (f) Section 5.9(c) is amended in its entirety so that such Section now reads as follows:
     (c) Consolidated EBITDA. Consolidated EBITDA shall be at least each of the following amounts for each of the following amounts for each of the rolling four fiscal quarterly periods ending as of the last day of each fiscal quarter ending during the following periods:

Period	Minimum Amount
Through December 31, 2007	$1,690,000
January 1, 2008 through March 31, 2008	$1,027,000
April 1; 2008 through June 30, 2008	$1,141,000
July 1, 2008 through January 7, 2009	$2,373,000

     2. In connection with the execution of this Second Amendment, Borrower agrees to pay the Agent a loan modification fee in the amount of $70,000 on the date hereof and this Second Amendment shall not be effective until the receipt in full of such amount.
     3. Borrower agrees to execute such additional documents as are reasonably requested by the Agent to reflect the terms and conditions of this Second Amendment and will cause to be delivered such certificates, legal opinions and other documents as are reasonably required by the Agent. In addition, the Borrower will pay all costs and expenses in connection with the preparation, execution and delivery of the documents executed in connection with this transaction, including, without limitation, the reasonable fees and out-of-pocket expenses of special counsel to the Agent as well as any and all filing and recording fees and stamp and other taxes with respect thereto and to save the Agent harmless from any and all such costs, expenses and liabilities.
     4. Except as expressly amended hereby, all of the provisions of the Credit Agreement and the Credit Documents shall remain unchanged and shall continue to be, and shall remain, in full force and effect in accordance with their respective terms. The amendments set forth herein shall be limited precisely as provided for herein to the provisions expressly amended herein and any waivers of any provisions of the Credit Agreement or other Credit Documents granted prior to the date hereof shall be limited to such waiver on the date waived and, in each case, the amendments and the waivers shall not be deemed to be a waiver of, an amendment to, consent to or modification of any other term or provision of the Credit Agreement or any other

Credit Document or of any transaction or further or future action on the part of the Borrower which would require the consent of the` Lenders under the Credit Agreement or any of the Credit Documents.
     5. This Second Amendment is a Credit Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with the terms and provisions of the Credit Agreement.
     6. At such time as this Second Amendment shall become effective, all references in the Credit Documents to the “Credit Agreement” shall be deemed to refer to the Credit Agreement as amended by this Second Amendment.
     7. This Second Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
     8. This Second Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Second Amendment to produce or account for more than one counterpart.
     9. THIS SECOND AMENDMENT AND THE OTHER DOCUMENTS AND AGREEMENTS EXECUTED IN CONNECTION HEREWITH (UNLESS SPECIFICALLY STIPULATED TO THE CONTRARY IN SUCH DOCUMENT OR AGREEMENT), AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER, SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NORTH CAROLINA WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.
[Execution pages follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed and delivered by its proper and duly authorized officers as of the day and year first above written.

BORROWER:	SUNAIR SERVICES CORPORATION (f/k/a/ SUNAIR ELECTRONICS, INC.)
	By:	/s/ John Hayes
		Name:	JOHN HAYES
		Title:	President

GUARANTORS:	MIDDLETON PEST CONTROL, INC.
	By:	/s/ John Hayes
		Name:	JOHN HAYES
		Title:	President

SUNAIR SOUTHEAST PEST HOLDINGS, INC.
	By:	/s/ John Hayes
		Name:	JOHN HAYES
		Title:	President

SUNAIR PEST HOLDINGS, INC.
	By:	/s/ John Hayes
		Name:	JOHN HAYES
		Title:	President

SUNAIR HOLDINGS, INC. (f/k/a Sunair Services Corporation
	By:	/s/ John Hayes
		Name:	JOHN HAYES
		Title:	President

SUNAIR COMMUNICATIONS, INC.
By:	/s/ John Hayes
	Name:	JOHN HAYES
	Title:	President

SUNAIR FLORIDA PEST HOLDINGS, INC.
By:	/s/ John Hayes
	Name:	JOHN HAYES
	Title:	President

ADMINISTRATIVE AGENT AND LENDERS:	WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender
	By:	/s/ Marinus Otle
		Name:	Marinus Otle
		Title:	Senior Vice President